INLAND AMERICAN REAL ESTATE TRUST, INC.
CODE OF ETHICS
Introduction
The Board of Directors (the “Board”) of Inland American Real Estate Trust, Inc. (the “Company”) has adopted this Code of Ethics which embodies the Company’s commitment to conduct business in accordance with applicable law and the highest ethical standards. This Code is intended to provide guidance to help the Company’s employees and directors to recognize and deal with ethical issues, to provide a mechanism to report unethical or unlawful conduct, and to help maintain a culture of honesty and accountability.
This Code of Ethics applies to all of the Company’s employees (including all officers) and directors. This Code must be read in conjunction with the Company’s Employee Handbook and other Company compliance and employment policies, practices and procedures. The Employee Handbook and all such policies, practices and procedures, as they may be revised from time to time, are collectively referred to in this Code of Ethics as the “Company Policies.” Although the Company Policies are not part of the Code of Ethics, employees and directors are also required to know, and to abide by, all applicable Company Policies.
Truly ethical business practices means adhering to not only the letter but also the spirit of all applicable laws and regulations. The Company thus defines standards of excellence and success to include adherence to a strong set of ethical principles at every step.
This Code of Ethics has been prepared to provide our employees and directors a framework within which to work both legally and ethically. More importantly, the Code of Ethics reflects how we think and feel about doing business, the values we hold and look for in others and how we want to distinguish ourselves as a company.
Understanding the Code of Ethics; Accountability
Each employee and director must carefully read, understand and comply with this Code and, as needed, seek clarification on any point. Individuals who fail to comply with the Code of Ethics, including supervisors who fail to report wrongdoing, may be subject to disciplinary action, including the possibility of dismissal. Questions regarding any legal or ethical requirements should be directed to one’s immediate supervisor or the Company’s general counsel.
Reporting Violations; Protection Against Retaliation
Any individual engaging in, or becoming aware of, any conduct or activity that may violate this Code of Ethics or any applicable law or regulation, must promptly report the matter by notifying his or her immediate supervisor or the Company’s general counsel. An individual may make a report anonymously, but must in any event provide enough information to enable the Company to properly address the matter.
The Company has established procedures for submitting concerns regarding accounting, internal accounting controls or auditing matters to the Audit Committee of the Board and for submitting other concerns to the non-management members of the Board.
No individual will be subject to retaliation of any kind (or threat of retaliation) for reporting in good faith any ethical concerns, suspected securities law violations or other suspected misconduct. Any individual who believes that he or she has been retaliated against (or threatened or harassed) in violation of this policy should immediately report the matter to his or her supervisor or the Company’s general counsel.
Avoiding Personal Conflicts of Interest
Personal “conflicts of interest” exist any time employees or directors face a choice between their personal interests (financial or otherwise) and the interests of the Company. Conflicts of interest may call into question the Company’s integrity. No employee or director should subordinate service to the Company for personal gain and advantage. All employees and directors must be accountable for acting in the Company’s best interest. Any individual in a position where his or her objectivity may be questioned because of an individual interest or family or personal relationship (including if a member of an individual’s immediate family or household works for an entity which is itself in direct competition with the Company) should notify his or her supervisor, or the Company’s general counsel. Similarly, any individual aware of a material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest should discuss the matter promptly with the Company’s general counsel. Conflicts of interest are prohibited as a matter of Company policy, except as approved by the Board.
Corporate Opportunities
Employees and directors have a duty to the Company to advance its legitimate interests whenever the opportunity arises. Individuals should not take for themselves personally, or for their friends or family, opportunities that are discovered through the use of Company property, information or position (other than those received in the ordinary course of doing business and approved by the Company). Furthermore, all employees and directors are prohibited from taking a corporate opportunity except as approved by the Board.
Safeguarding Company Property
Protection and Proper Use of Company Assets. All employees and directors should protect the Company’s assets and ensure their efficient use. All of the company’s assets should be used for legitimate business purposes only.
Proprietary and Confidential Information. One of the Company’s most valuable assets is the information gathered and developed in the management and operation of its business. Some of this information is not known to the public or our competitors, and each employee and director must safeguard and keep private all Company proprietary and confidential information and trade secrets. Confidential information includes, generally, all non-public information that might be of use to competitors of the Company or harmful to the Company or its customers if disclosed. The disclosure of confidential information is permitted only when required by law or when disclosure would be in the best interest of the Company, and in each case, as approved by the chief executive officer. Any employee or director receiving a subpoena requiring the disclosure of confidential information should contact the Company’s general counsel.
Compliance with Laws, Rules and Regulations
Each individual must comply with both the letter and the spirit of all laws and regulations applicable to the Company. Although not all employees are expected to know the details of these laws and regulations, each employee must know enough to determine when to seek advice.
Equal Employment Opportunity
The Company is committed to providing an equal opportunity work environment. The Company does not discriminate, and will not condone discrimination (including harassment), against any employee or applicant for employment on any basis prohibited under applicable law or Company Policy. Employees should review applicable Company Policies for guidance on reporting violations.
Fair Dealing
The Company expects its employees and directors to compete aggressively in furthering the interests of the Company. Each employee and director must, however, compete fairly, ethically and in a manner that fully complies with all applicable laws and regulations. To that end, no individual should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing or practice.
Full, Fair, Accurate, Timely and Understandable Disclosure
All books of account, financial statements and records of the Company must reflect the underlying transactions and any disposition of assets in a full, fair, accurate and timely manner. All employees and directors who are involved in the Company’s disclosure process are required to know and understand the disclosure requirements applicable to the Company that are within the scope of their responsibilities, and must endeavor to ensure that information in documents that the Company files with or submits to the Securities and Exchange Commission, or otherwise disclosed to the public, is presented in a full, fair, accurate, timely and understandable manner. Additionally, each individual involved in preparing the Company’s financial statements must prepare those statements in accordance with Generally Accepted Accounting Principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company.
Furthermore, all financial statements and related disclosures must be free of material errors. Employees and directors are prohibited from knowingly making or causing others to make a materially misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity. In that connection, no individual, or any person acting under his or her direction, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any of the Company’s internal auditors or independent auditors if he or she knows (or should know) that his or her actions, if successful, could result in rendering the Company’s financial statements materially misleading.
Waivers and Amendments
The Company may waive application of the Code of Ethics to employees or directors in certain limited situations. Any waivers of the provisions of this Code of Ethics for executive officers or directors may be granted only in exceptional circumstances by the Board or a Board committee. Amendments to this Code of Ethics must also be approved by the Board.
October 20, 2004

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INLAND AMERICAN REAL ESTATE TRUST, INC.
NON-RETALIATION POLICY

Inland American Real Estate Trust, Inc. (the “Company”) is committed to providing a workplace conducive to open discussion of its business practices. It is Company policy to comply with all applicable laws that protect employees (either of it or its affiliates) against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting information regarding, or their participating in, investigations involving corporate fraud or other violations by the Company or its agents of federal or state law or other applicable rules or regulations. Specifically, Company policy prevents any employee (either of it or its affiliates) from being subject to disciplinary or retaliatory action by the Company or any of its employees, agents or affiliates as a result of the employee’s:

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disclosing information to a government or law enforcement agency, where the employee has reasonable cause to believe that the information discloses a violation or possible violation of federal or state law or regulation; or

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providing information, causing information to be provided, filing, causing to be filed, testifying, participating in a proceeding filed or about to be filed (with any knowledge of the employer), or otherwise assisting in an investigation or proceeding regarding any conduct that the employee reasonably believes involves a violation of:

•	federal criminal law relating to securities fraud, mail fraud, bank fraud, or wire, radio and television fraud, or

•	any rule or regulation of the Securities and Exchange Commission, or

•	any provision of federal law relating to fraud against shareholders,

where, with respect to investigations, such information or assistance is provided to or the investigation is being conducted by a federal regulatory agency, a member of Congress, or a person at the company (or its affiliates) with supervisory or similar authority over the employee.
However, employees who file reports or provide evidence which they know to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by the above policy statement and may be subject to disciplinary action, including termination of their employment. In addition, except to the extent required by law, the Company does not intend this Policy to protect employees who violate the confidentiality of any applicable lawyer-client privilege to which the Company, its agents or affiliates may be entitled under statute or common law principles, or to protect employees who violate their confidentiality obligations with regard to the Company’s trade secret information. Employees considering providing information that may violate these privileges or reveal Company trade secrets are advised to consult an attorney before doing so.
The Company has designated a Scott Wilton as the Compliance Officer who is responsible for administering this Policy. The Compliance Officer is responsible for receiving, collecting, reviewing, processing and resolving concerns and reports by employees and others on the matters described above and other similar matters. Employees are encouraged to discuss issues and concerns of the type covered by this Policy with their supervisor, who is in turn responsible for informing the Compliance Officer of any concerns raised. If the employee prefers not to discuss these sensitive matters with his or her own supervisor, the employee may instead discuss such matters with the Compliance Officer. The Compliance Officer will refer complaints submitted, as he or she determines to be appropriate, as required under the directives of the Board of Directors (or a Committee of the Board) or as required by applicable law, to the Board or an appropriate Committee of the Board.
The Company’s Compliance Officer is Scott Wilton, who may be reached at 630-2188000, x4743 or wilton@inlandgroup.com.
In addition, the Company has established a procedure by which confidential complaints involving the Company’s accounting, auditing, and internal auditing controls and disclosure practices may be raised anonymously within the Company. Attached as Exhibit A to this Policy is a description of this confidential complaint procedure. Complaints submitted through this confidential process that involve the Company’s accounting, auditing, and internal auditing controls and disclosure practices will be presented promptly at its next upcoming regularly-scheduled meeting or earlier if appropriate to the Audit Committee of the Company’s Board of Directors. An employee may use this confidential procedure either to raise a new complaint or to report directly to the Audit Committee if he or she feels that a complaint previously raised with a supervisor or the Compliance Officer has not been appropriately handled.
If any employee believes he or she has been subjected to any action that violates this Policy, he or she may file a complaint with his or her own supervisor, the Compliance Officer or David Mahon, Chairman of the Audit Committee, c/o Inland Real Estate Investment Corporation, 2901 Butterfield Rd., Oak Brook, IL 60523. If it is determined that an employee has experienced any improper employment action in violation of this Policy such employee will be entitled to appropriate corrective action.

Exhibit A
COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS
Any employee of the Inland American Real Estate Trust, Inc. (the “Company”) or its affiliates who provide services to the Company may submit a good faith complaint regarding accounting or auditing matters to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company’s Audit Committee will oversee treatment of employee concerns in this area.
In order to facilitate the reporting of employee complaints, the Company’s Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding the accounting, internal accounting controls, or auditing matters (“Accounting Matters”) and (2) the confidential, anonymous submission by employees of concerns regarding the questionable accounting or auditing matters.
Receipt of Employee Complaints

•	Employees with concerns regarding Accounting Matters may report their concerns to the Compliance Officer of the Company.

•	Employees may forward complaints on a confidential or anonymous basis to the Compliance Officer through an e-mail or by regular mail or in person:

Mr. Scott Wilton
The Inland Real Estate Group
2901 Butterfield Rd.
Oak Brook, IL 60523
Telephone: 630-218-8000 x4743
e-mail: wilton@inlandgroup.com
Scope of Matters Covered by These Procedures
These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including, without limitation, the following:

•	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

•	fraud or deliberate error in the recording and maintaining of financial records of the Company;

•	deficiencies in or noncompliance with the Company’s internal accounting controls;

•	misrepresentation or false statement to or by a senior officer or any accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company;

•	deviation from full and fair reporting of the Company’s financial condition;

•	violations of SEC rules or regulations; or

•	violations of federal law relating to fraud against stockholders.

Treatment of Complaints

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Upon receipt of a complaint, the Compliance Officer will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender.

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Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by the Compliance Officer or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

•	Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

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The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee (either in the provision of information or other assistance) with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Reporting and Retention of Complaints and Investigations

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The Compliance Officer will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company’s document retention policy.

EXHIBIT 99.2
INLAND AMERICAN REAL ESTATE TRUST, INC
DESCRIPTION OF RESPONSIBILITIES OF THE COMPLIANCE OFFICER
UNDER COMPANY’S NON-RETALIATION POLICY FOR
EMPLOYEES WHO REPORT VIOLATIONS OF LAW
Inland American Real Estate Trust, Inc. (the “Company”) will appoint an individual who is responsible for administering the Company’s Nonretaliation Policy for Employees Who Report Violations of Law (the “Policy”). This person is referred to as the “Compliance Officer.” The Compliance Officer will report directly to the Audit Committee of the Company’s Board of Directors on matters arising under the Policy and this Description of Responsibilities.
The Compliance Officer’s responsibilities under the Policy include:

•	Administering, implementing and overseeing ongoing compliance under the Policy and training individuals about their rights and obligations under the Policy.

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Establishing and administering procedures to assure that employee complaints will be collected, reviewed promptly (including if appropriate through an independent investigation into the issues raised), resolved in an appropriate manner, and that documents related to such matters will be retained in accordance with company policy.

•	Making himself or herself available to discuss with employees any complaints raised or reports filed.

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With respect to complaints from employees or non-employees received by the Company relating to its accounting, auditing, and internal auditing controls and disclosure practices, establishing and administering procedures to assure that such complaints will be collected, reviewed promptly, treated or resolved in an appropriate manner, and retained. The Compliance Officer or his or her agent will present any such complaints received by the Company to the Audit Committee of the Board of Directors.

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With respect to employee complaints relating to the Company’s accounting, auditing, and internal auditing controls and disclosure practices, establishing and administering procedures that enable employees to submit complaints and concerns in a confidential and anonymous manner. The Compliance Officer or his or her agent will present any such complaints received by the Company to the Audit Committee of the Board of Directors.

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Administering and overseeing the Company’s training and educational programs designed to ensure that Company employees with supervisory authority with respect to other employees, or who are otherwise involved in the administration of Company policies, are aware of the Policy, know to involve the Compliance Officer in any matters involving the Policy that arise (including informing the Compliance Officer of every complaint that arises), and are trained in the proper handling of employee complaints covered by the Policy.

To ensure that the Company’s Management and Disclosure Committee responsible for preparing and reviewing the Company’s public filings and other public disclosures made aware of complaints involving the Company’s accounting, auditing, and internal auditing controls or disclosure practices made by employees or by others, the Compliance Officer will present to the Disclosure Committee at least once per quarter either a copy or a summary of each complaint received.
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